Exhibit 16.1

April 25, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the section "Experts—Change in Certifying Accountant" included in Amendment No.1 to Registration Statement No. 333-195109 on Form F-1 of Gaslog Partners LP dated April 21, 2014, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A